Exhibit 21.1

List of Companies within the Group

Company	Country of Registration	Shareholders
Wealth Dynamics Pte Ltd	Singapore	Genius Group Ltd
Talent Dynamics Pathway Pty Ltd	UK	Wealth Dynamics Pte Ltd
Health 360 Pte Ltd	Singapore	Wealth Dynamics Pte Ltd, Jo Anne Lesley Formosa
The Entreprenuer Movement	Singapore
Genius Group Ltd	Singapore	Various
GeniusU Pte Ltd	Singapore	Genius Group Ltd
Entrepreneur Resorts Limited	Seychelles	Listed at Merj Stock exchange
Entrepreneur Resorts Pte Ltd	Singapore	Entrepreneur Resorts Limited, Seychelles
Genius Central Singapore Pte Ltd	Singapore	Entrepreneur Resorts Limited, Seychelles
XL Vision Villas	Bali	Entrepreneur Resorts Limited, Seychelles
Genius Cafe, Bali	Bali	XL Vision Villas
Tau Game Lodge	South Africa	Entrepreneur Resorts Limited, Seychelles
Matla Game Lodge	South Africa	Entrepreneur Resorts Limited, Seychelles
World Game Pte Ltd	Singapore	RH
Entreprenuers Institute Australia Pty Ltd	Australia	RH, Lesan Nominees Pty Ltd
Wealth Dynamics LLC	America	The Island Project LLC
GeniusU Web Services Pvt Ltd	India	Suraj Naik & Prakash Naik
Genius Movement Pte Ltd	Singapore	Michelle Clarke, Angela Stead, Sandra Morrell, RH
Property Investors Network Ltd	UK	Genius Group Ltd
Mastermind Principles Limited	UK	Genius Group Ltd
University of Antelope Valley, Inc.	California, USA	Genius Group Ltd
Education Angels in Home Childcare Limited	New Zealand	Genius Group Ltd
E-Squared Education Enterprises (Pty) Ltd	South Africa	Genius Group Ltd
Genius Group USA Inc.	Delaware, USA	Genius Group Ltd